EXHIBIT 10.9

< Motorola Letterhead >

July 15, 2010

BY ELECTRONIC MAIL

Mr. Dan Moloney

Chief Executive Officer

Technitrol, Inc.

Dear Dan:

On behalf of Motorola, Inc. (the “Company”), I am pleased to offer you the position of Executive Vice President, President, Mobility, reporting to the Chief Executive Officer, Mobile Devices and Home Business on the terms and conditions set forth in this letter agreement (the “Agreement”).

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You will be paid an annual base salary at an initial rate of $650,000, paid in accordance with the Company’s payroll practices as in effect from time to time, but in no event less frequently than monthly.

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You will be eligible to receive an annual bonus with an initial target amount of 100% of Eligible Earnings, with actual payout based upon the achievement of performance targets to be established by the Company. Payout to you of any such annual bonus will be at such time as bonuses are paid to similarly situated employees generally. You must be employed on the date of payment in order to be paid under this program.

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On the first standard equity issuance date of the month following your employment start date, you will receive a long-term incentive award consisting of 600,000 restricted stock units (“RSUs”) corresponding to shares of the Company’s common stock (“Company Common Stock”). The RSUs shall vest in three equal annual installments on each of the first, second and third anniversaries of your employment start date, subject to your continued employment through each such date. Except as specifically provided herein, the terms and conditions of the RSUs shall be subject to the terms and conditions of the Company’s Omnibus Incentive Plan of 2006 (the “Omnibus Plan”) and the Company’s standard form of award agreement thereunder.

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In addition, on the first standard equity issuance date of the month following your employment start date, you will receive a long-term incentive award consisting of 1,200,000 options to purchase Company Common Stock (“Stock Options”) with an exercise price per share equal to the Fair Market Value (as defined in the Omnibus Plan) on the date of grant. The Stock Options shall vest and become exercisable in three equal annual installments on each of the first, second and third anniversaries of your employment start date, subject to your continued employment through each such date. Except as specifically provided herein, the terms and conditions of the Stock Options shall be subject to the terms and conditions of the Omnibus Plan and the Company’s standard form of award agreement and Stock Option Consideration Agreement thereunder.

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Subject to and upon the consummation of the Company’s previously announced plan to create two independent publicly traded companies (the “Separation Event”), one of which would consist of the Company’s Mobile Devices and Home Unit (“SpinCo”), you agree that all of your outstanding

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equity awards that relate to Company Common Stock will be adjusted to take into account the Separation Event in the manner determined by the Company. In addition, you will be granted equity compensation awards in SpinCo in the amount of $6.5 million if the Separation Event occurs by June 30, 2011 in such form and on such terms and conditions as equity grants are made to similarly situated employees of the Company generally at such time.

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Within 30 days of your employment start date, the Company will provide you with a lump-sum cash payment of $162,500 and, subject to your continued employment with the Company (or, if applicable, SpinCo) through the six-month anniversary of your employment start date, you shall be paid an additional lump-sum cash payment equal to $162,500. You shall forfeit and repay to the Company (or, if the Separation Event has occurred, SpinCo) any amounts paid to you pursuant to this paragraph if, within 12 months following any such payment, you are terminated for “cause” (as defined in the Company’s Executive Severance Plan) or terminate your employment on your own initiative for any reason.

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You will also be eligible for participation in the Company’s employee benefit programs provided to similarly situated employees of the Company generally and, after a Separation Event, in lieu of such benefits, you will be eligible for participation in SpinCo’s employee benefit programs provided to similarly situated employees of SpinCo generally.

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Prior to a Separation Event, you shall be eligible to participate in the Company’s Executive Severance Plan. For the avoidance of doubt, (1) if your employment is terminated by the Company without “cause” before the first anniversary of your employment date, you will be eligible for a total cash severance allowance of 18 months’ base salary plus other benefits under the Executive Severance Plan (or after the Separation Event, a SpinCo executive severance plan); (2) if your employment is terminated by the Company without “cause” on or after the first anniversary of your employment date, you will be eligible for a total cash severance allowance of 12 months’ base salary plus other benefits under the Executive Severance Plan (or after the Separation Event, a SpinCo executive severance plan); and (3) in no event will you be eligible for benefits under the Executive Severance Plan as a result of your ceasing to be an employee of the Company as of and following the Separation Event.

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You are subject to the stock ownership and all other policies and procedures of the Company applicable to similarly situated employees of the Company generally and, after a Separation Event, in lieu of such policies and procedures, you will be subject to the policies and procedures of SpinCo applicable to similarly situated employees of SpinCo generally.

Please understand that if you accept this offer, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time. Nothing in this offer letter constitutes a guarantee of employment for a definite period of time.

You hereby represent and warrant to the Company that you are not party to any contract, understanding, agreement or policy, whether or not written, with your current employer (or any other previous employer) or otherwise, that would be breached by your entering into, or performing services under, this Agreement.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. For the avoidance of doubt, the Company may unilaterally assign this Agreement to its affiliates including without limitation SpinCo and, following any such assignment or succession, any reference herein to the “Company” shall refer to such successor or assign.

Please note that our employment offer is contingent upon your meeting background check selection criteria. This background check may include employment and education verification along with a criminal records check. The criminal check may take up to ninety (90) days to complete; however, you may be permitted to work during this period. Your employment is contingent upon your ability to present the documentation required by the Immigration Reform and Control Act of 1986.

Dan, we are anxious to formalize your acceptance of our offer. If these terms are acceptable, please sign below and return to me or Scott Crum at your earliest opportunity. If you have any questions, please feel free to contact me at (847) 576-6800 or Scott Crum at (914) 672-0938.

Sincerely,

Michele A. Carlin Senior Vice President, Human Resources

Your signature below indicates that you have read and agree to the provisions of this offer.

/s/ DANIEL M. MOLONEY
Dan Moloney

DANIEL M. MOLONEY
Print Name

July 30, 2010

Date

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